                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           SEC FILE NUMBER: 001-09478
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                           NOTIFICATION OF LATE FILING

              (CHECK ONE):| | Form 10-K |_| Form 20-F |_| Form 11-K
                          [x] Form 10-Q |_| Form N-SAR

                                  CUSIP NUMBER

                        For Period Ended: March 31, 2003

                       Transition Report on Form 10-K   [ ]
                       Transition Report on Form 20-F   [ ]
                       Transition Report on Form 11-K   [ ]
                       Transition Report on Form 10-Q   [ ]
                       Transition Report on Form N-SAR  [ ]

For the Transition Period Ended:
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

WaterChef, Inc.
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Full Name of Registrant

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Former Name if Applicable

1007 Glen Cove Road
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Address of Principal Executive Officer (Street and Number)

Glen Cove, N.Y. 11545
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25)b), the following should be completed. (Check box if appropriate) [X] YES [ ] NO

          [X]  (a)The reasons described in reasonable detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;

          [X]  (b)The  subject  annual report,  semi-annual  report,  transition report on From 10-K,  Form 20-F,  11-K,  Form  N-SAR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following  the  prescribed  due date;  or the  subject  quarterly report or transition report Form 10-Q, or portion thereof will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and

          [ ]  (c)The  accountant's  statement or other exhibit required by Rule
               12-b-25(C) has been attached if applicable.

PART III - NARRATIVE

State below in  reasonable  detail the reasons  why the Form 10-K,  11-K,  10-Q,
N-SAR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

          The registrant  cannot file its Form 10-QSB within the prescribed time period  because  accountants  have  not  yet  completed  their  review procedures.

PART IV - OTHER INFORMATION

          (1)  Name and telephone  number of person to contact in regard to this notification

                    David A. Conway                        (516)656-0059
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                            (Name)                (Area Code) (Telephone Number)

          (2)  Have all other  periodic  reports  required  under  Section 13 or
               15(d) of the Securities Exchange Act of 1934 or Section 30 of the
               Investment Company Act of 1940 during the preceding 12 months (or for such shorter period  that the registrant was required to file such reports) been filed?  If answer is no,  identify  report(s).
               [X] Yes |_| No

          (3)  Is it  anticipated  that any  significant  change in  results  of operations from the corresponding period for the last fiscal year will be reflected by the  earnings  statements  to be included in
               the subject report or portion thereof? | | Yes [X] No

            If so,  attach  an  explanation  of  the  anticipated  change,  both narratively  and  quantitatively,  and,  if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                 WaterChef, Inc.
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                  (Name of Registrant as Specified in Charter)

          has  caused  this  notification  to be  signed  on its  behalf  by the undersigned hereunto duly authorized.

          Date: May 15, 2003                   By /s/ David Conway
                                                  ------------------------------
                                                      David Conway
                                                      President
                                                      Chief Financial Officer